Exhibit 5.1

Baker & McKenzie LLP 300 East Randolph Street, Suite 5000 Chicago, IL 60601 United States Tel: +1 312 861 8000 Fax: +1 312 861 2899 www.bakermckenzie.com

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March 24, 2023

NiSource Inc.

801 East 86th Avenue

Merrillville, Indiana 46410

Re: 5.250% Notes due 2028

Ladies and Gentlemen:

We have acted as counsel for NiSource Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of $750,000,000 aggregate principal amount of the Company’s 5.250% Notes due 2028 (the “Notes”). The Notes were issued under that certain Indenture dated as of November 14, 2000 (as amended and supplemented to the date hereof, the “Indenture”) between the Company (as successor to NiSource Finance Corp.) and The Bank of New York Mellon, as successor trustee (the “Trustee”). The Notes were sold by the Company pursuant to a Terms Agreement, dated March 21, 2023 (the “Terms Agreement”), by and among the Company and the underwriters named therein.

The Notes were offered and sold by the Company pursuant to a registration statement on Form S-3ASR filed with the Securities and Exchange Commission (the “Commission”) on November 1, 2022 (Registration Number 333-268084) (the “Registration Statement”), as supplemented by that certain prospectus supplement dated March 21, 2023 (the “Prospectus Supplement”).

We have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (i) the governing documents and agreements, as applicable, of the Company, (ii) the Registration Statement and all exhibits thereto, (iii) the Prospectus Supplement, (iv) certain resolutions of the Board of Directors of the Company, (v) the Indenture, (vi) the form of global note representing the Notes and (vii) such other corporate records, agreements, documents, instruments and certificates or comparable documents of public officials and officers and representatives of the Company as we have deemed necessary or appropriate for the expression of the opinions contained herein.

In making the foregoing examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies thereof and the authenticity of the originals of such latter documents.

As to various questions of fact material to the opinions expressed below, we have, without independent third party verification of their accuracy, relied in part, and to the extent we deem reasonably necessary or appropriate, upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company and upon certificates of public officials.

Baker & McKenzie LLP is a member of Baker & McKenzie International, a Swiss Verein.

The opinion set forth below is subject to the following qualifications and exceptions:

1. The opinion expressed herein is subject to (i) laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization, liquidation, moratorium, and other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law), (iii) standards of commercial reasonableness and good faith, (iv) public policy and (v) concepts of comity.

2. The opinion expressed herein is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. The Indenture and the Notes are governed by the laws of the State of New York.

3. We have assumed that all parties to the Indenture (other than the Company) have duly authorized, executed and delivered the Indenture and the Indenture is the valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms under the applicable laws of the State of New York.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Notes have been duly authorized and executed by the Company and, when duly authenticated by the Trustee in accordance with the Indenture, and delivered to and paid for by the underwriters in accordance with the Terms Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the applicable laws of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated March 24, 2023 and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement, which constitutes a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated and we disclaim any undertaking to advise you of any subsequent change in the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Baker & McKenzie LLP

BAKER & McKENZIE LLP